Exhibit 23.3

CONSENT OF PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 16, 2004 accompanying the consolidated financial statements and schedule included in the Annual Report of Bioenvision, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Bioenvision, Inc. and Subsidiaries on Form S-8 (File No. 333-113094, effective February 25, 2004), Form S-3 (File No. 333-119928, effective January 5, 2005) and Post Effective Amendment No. 1 to Form S-8 (File No. 333-113094, effective January 6, 2005).

/s/ Grant Thornton LLP

New York, New York

September 6, 2006